Exhibit 10(e)

SEVENTH AMENDMENT TO SPLIT DOLLAR LIFE INSURANCE AGREEMENT
COLLATERAL ASSIGNMENT PLAN

This Seventh Amendment to Split Dollar Life Insurance Agreement Collateral Assignment Plan is made and entered into as of the 1st day of June, 1999 by and between The Goldsmith 1980 Insurance Trust (the “Trust”) and City National Bank, a national banking association (“CNB”) with reference to the following:

A. The Trust and CNB are parties to that certain Split Dollar Life Insurance Agreement Collateral Assignment Plan dated as of June 15, 1980 as amended to date (the “Agreement”), by which the Trust granted CNB certain rights with respect to a personal life insurance policy owned by the Trust insuring the life of Bram Goldsmith.

B. Pursuant to the Third Amendment to the Agreement, dated as of December 19, 1990, the Trust and CNB agreed to replace the insurance policy then in effect, issued by Connecticut General Life Insurance Company (the “Connecticut General Policy”), with a policy insuring the joint lives of Bram Goldsmith and Elaine Goldsmith issued by Transamerica Occidental Life Insurance Co. (the “Joint Policy”), by surrendering the Connecticut General Policy to the insurer and applying the cash surrender value therefrom to the premium paid for the Joint Policy. The Third Amendment to the Agreement further provided that any premium for the Joint Policy in excess of the cash surrender value of the Connecticut General Policy would be paid by the Trust, provided that CNB could pay such premiums if the Trust failed to do so.

C. As of the date of this Seventh Amendment, CNB has paid premiums with respect to the Joint Policy, including premiums paid for the Connecticut General Policy and subsequently applied to the Joint Policy, totaling $600,842.

D. The Trust and CNB wish to further amend the Agreement to insure that effective as of the date of the Seventh Amendment, CNB shall be obligated to pay additional annual premiums for the Joint Policy in an amount equal to the greater of Sixty Thousand Dollars ($60,000) each year of the amount of premium required each year to maintain a death benefit on the Joint Policy of Seven Million Dollars ($7,000,000) for as long as either Bram Goldsmith or Elaine Goldsmith is then living.

NOW, THEREFORE, CNB and the Trust hereby agree as follows:

The second sentence of Section 1. of the Third Amendment to the Agreement which begins with the words “Any premium” and ends with the words “sole discretion” is hereby deleted and the following language is hereby inserted in its place:

“Effective June 1, 1999, CNB shall pay an annual premium for the Joint Policy for each year while either Bram Goldsmith or Elaine Goldsmith is then living, in an amount equal to the greater of Sixty Thousand Dollars ($60,000) or an amount necessary to maintain a then current death benefit for the Joint Policy of Seven Million Dollars ($7,000,000), whichever amount is greater. The Trust and CNB hereby acknowledge that as of the date of this Seventh Amendment, CNB has paid premiums with respect to the Joint Policy, including premiums paid for the Connecticut General Policy and subsequently applied to the Joint Policy, totaling Six Hundred Thousand Eight Hundred Forty-Two Dollars ($600,842).”

Except as otherwise set forth above, the Agreement, as amended to date, remains in full force and effect according to its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the date and year first set forth above.

CITY NATIONAL BANK a national banking association		THE GOLDSMITH 1980 INSURANCE TRUST

By:	/s/ Richard H. Sheehan, Jr.	By:	/s/ Bruce Leigh Goldsmith, Trustee
	RICHARD H. SHEEHAN, JR.		BRUCE LEIGH GOLDSMITH, TRUSTEE
SENIOR VICE PRESIDENT AND GENERAL COUNSEL

		By:	/s/ Russell Goldsmith, Trustee
RUSSELL GOLDSMITH, TRUSTEE

		By:	CITY NATIONAL BANK,
a national banking association, as Trustee

		By:	/s/ Vergel V. Tan

		Its:	Vice President